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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

April 12, 2021

Virgin Group Acquisition Corp. III
65 Bleecker Street, 6th Floor

New York, New York, 10012

Ladies and Gentlemen:

Virgin Group Acquisition Corp. III, a Cayman Islands exempted company (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 57,500,000 units of the Company (the “Units”), including 7,500,000 Units subject to the Underwriters’ (as defined below) over-allotment option, as described in the Registration Statement. Each Unit consists of:

(i)	one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Shares”) for an aggregate of up to 57,500,000 (including up to 7,500,000 Shares included in the Units subject to the Underwriters’ over-allotment option); and

(ii)	one-fifth of one warrant (collectively, the “Warrants”), with each Warrant entitling the holder to purchase one Share, for an aggregate of up to 11,500,000 Warrants (including up to 1,500,000 Warrants included in the Units subject to the Underwriters’ over-allotment option) to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agent”),

offered pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Credit Suisse Securities (USA) LLC, as representative of the underwriters named therein (the “Underwriters”). To the extent that there are no additional Underwriters named in the Underwriting Agreement other than Credit Suisse Securities (USA) LLC, the term representative as used herein shall mean Credit Suisse Securities (USA) LLC, as Underwriter, and the term Underwriters shall mean either the singular or plural as the context requires.

Virgin Group Acquisition Corp. III	2	April 12, 2021

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	Each Unit, when such Unit has been delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2.	Each Warrant included in the Units, when such Unit has been delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that at or prior to the time of the delivery of any Units, (i) the Board of Directors of the Company shall have duly established the terms of the Units and the Shares and the Warrants included therein and duly authorized the issuance and sale of the Units and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation under the laws of the Cayman Islands; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iv) there shall not have occurred any change in law affecting the validity or enforceability of the Units or the Warrants included therein. We have also assumed that the (i) terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company and (ii) the Warrant Agreement will be governed by the laws of the State of New York.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP